EXHIBIT 23.1

                          Independent Auditors' Consent

The Board of Directors
FirstCity Financial Corporation:


              We consent to incorporation by reference in the registration statements on Form S-8 and S-3 of FirstCity Financial Corporation of our report dated February 14, 1997, relating to the consolidated balance sheets of FirstCity Financial Corporation and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the two-year period ended December 31, 1996, which report appears in the December 31, 1996 annual report on Form 10-K/A No. 3 of FirstCity Financial Corporation.



                                                        KPMG Peat Marwick LLP


Fort Worth, Texas
May 27, 1997